Exhibit 99.1

FOR RELEASE

Unitil Announces Director Resignation

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HAMPTON, NH, December 1, 2023: Unitil Corporation (NYSE: UTL) (unitil.com) today announced that Eben S. Moulton will resign as a member of the Board of Directors (the “Board”) of Unitil Corporation, effective as of today, December 1, 2023. Mr. Moulton has served on the Board since 2000, including as chair of the Compensation Committee from 2002 to 2017. Mr. Moulton elected to resign from the Board prior to the expiration of his current term in April 2025 in order to pursue additional personal interests in his retirement years.

“On behalf of our leadership team and the entire Unitil Board, I would like to thank Eben for his many contributions in the boardroom and for his expertise and dedicated service over an extraordinary 23-year period,” said Thomas P. Meissner, Jr., Unitil’s Chairman and Chief Executive Officer. “Eben’s guidance has been incredibly valuable to me, the Board and our entire leadership team as we position our Company for long-term success in an evolving energy industry. While we will miss Eben’s thoughtful perspectives, we wish Eben and his family all the best following his retirement.”

Currently, Mr. Moulton is the senior advisor to Seacoast Capital Corporation (a private equity firm), which he founded in 1995. Prior to 1995, Mr. Moulton was president of Signal Capital Corporation. Mr. Moulton earned a Bachelor of Arts degree from Colorado College, a Master of Business Administration from Columbia University, and a Ph.D. from Vanderbilt University.

About Unitil Corporation

Unitil Corporation provides energy for life by safely and reliably delivering electricity and natural gas in New England. We are committed to the communities we serve and to developing people, business practices, and technologies that lead to the delivery of dependable, more efficient energy. Unitil Corporation is a public utility holding company with operations in Maine, New Hampshire and Massachusetts. Together, Unitil’s operating utilities serve approximately 108,100 electric customers and 87,500 natural gas customers. For more information about our people, technologies, and community involvement please visit unitil.com.

6 Liberty Lane West

Hampton, NH 03842

T 603.772.0775

www.unitil.com

For more information please contact:

Todd Diggins – Investor Relations

Phone: 603-773-6504

Email: diggins@unitil.com

Alec O’Meara – External Affairs

Phone: 603-773-6404

Email: omeara@unitil.com

6 Liberty Lane West

Hampton, NH 03842

T 603.772.0775

www.unitil.com